June XX, 2006

Dear Mr./Ms. Member

Address

City, State

Dear Mr./Ms. Member:

I would like to provide an update on recent actions completed by the Chicago Federal Home Loan Bank, including the issuance of subordinated debt and the redemption of a portion of voluntary stock.

In late May we notified our 883 members of the plan to redeem voluntary stock funded through the issuance of $1 billion of subordinated debt. The underwriters for the bond issue began taking orders on June 8 for the 10-year subordinated notes and completed the marketing process on June 9 when the rate of 5.625% was confirmed. The Bank received the net proceeds of the debt issue on June 13.

While some members chose to hold their voluntary stock, approximately 60% of our members chose to redeem at this time. Since the total amount of voluntary stock redemptions requested exceeded the approved amount available for redemption, all members received a pro rata share, approximately 40.8%, of the total amount of voluntary stock redemption requests. We recognize the continuing need to provide our members with liquidity for their remaining voluntary stock. As we have said in previous announcements, we anticipate redeeming more voluntary stock at the end of 2006, subject to regulatory approval, and look forward to communicating with you about this next step in the fall.

While we were pleased with the pricing of the debt and the efficiency and fairness of the overall redemption process, we are most excited about the benefits to members that will result from these recent actions. The completion of the debt issuance, while an important milestone in the history of the Bank, is most significant as another step on the road to building our relationships with all of you. We are committed to demonstrating the value of your membership as we offer additional products and expand the scope of eligible collateral, increasing your options for meeting your liquidity needs. For example, later this summer we will be able to accept home equity loans as advance collateral and you will be able to set the rate for putable advances through a new Strike Rate Advance product. We will be forwarding more detailed information on these developments in the very near future.

As always, I would like to thank you for your membership. It has been my pleasure to meet many of you over the course of the regional meetings. I look forward working with all of you and you have my assurance that our top priority is increasing our capacity to provide you with liquidity for your voluntary stock, products, services, and an appropriate return on investment.

Sincerely,

Mike Thomas

President and CEO